August 29, 1995




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Gentlemen:

We have read Item 4 of Form 8-K dated August 30, 1995, of
The Cato Corporation and are in agreement with the statements contained in the 2nd, 3rd, and 4th paragraphs on page 1 therein. We have no basis or disagree with other statements of the registrant contained therein.



                                     \s\ Ernst & Young LLP